SELIGMAN SELECT MUNICIPAL FUND, INC.
PROSY RESULTS

Stockholders of Seligman Select Municipal Fund, Inc. voted on the following proposals at the Annual Meeting of Stockholders on May 14, 2002, in New York, New York. The Description of each proposal and number of shares voted are as follows:

Election of Director:

Election by Holders of Preferred Shares:
                                 For           Withheld
                           -----------     ----------------
   Betsy S. Michel           689                    3
   James H. Whitson          689                    3

Election by Holders of Preferred Shares and Common Shares:
                                  For            Withheld
                             ------------     ---------------
   Paul C. Guidone              12,150,490    123,814
   John E. Merow                12,155,643    118,660

Ratification of Deloitte & Touche,LLP as independent auditors for 2002:

                        For           Against               Abstain
                   --------------    --------------     ------------------
                      11,888,893      254,984               130,426